Exhibit 99.1

For Immediate Release October 14, 2004	CONTACT: Shawn Salvatore or Camille Dager Harris, Baio & McCullough Philadelphia, PA 215-440-9800

ROCKWOOD SPECIALTIES GROUP, INC. ANNOUNCES
PROPOSED $625 MILLION SENIOR SUBORDINATED NOTES OFFERING

Princeton, NJ, USA (October 14, 2004)—Rockwood Specialties Group, Inc. (the "Company") today announced its intention to sell, subject to market and other conditions, $625,000,000 aggregate principal amount of euro-denominated and dollar-denominated senior subordinated notes due 2014.

The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proceeds from the offering will be used, together with cash on hand, to repay all outstanding borrowings under the Company's senior subordinated loan facility and to pay related fees and expenses.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Rockwood Specialties Group, Inc. is a leading global specialty chemicals and advanced materials company. With the acquisition of the Dynamit Nobel businesses, Rockwood has a worldwide employee base of approximately 9,700 people and revenue of approximately $2.4 billion in 2003 on a pro forma basis. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

The information set forth in this press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Specialties Group, Inc. and its subsidiaries ("Rockwood"). Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "predicts" and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. "Forward-looking statements" consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood or the four businesses of Dynamit Nobel that Rockwood has acquired. Actual results could differ materially from those projected in Rockwood's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the "Risk Factors" described in Rockwood's 2003 Form 10-K on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.